Exhibit 99.1

Blue Safari Group Acquisition Corp. Announces Contribution to Trust Account to Extend Period to Consummate Business Combination

NEW YORK, September 6, 2022 /PRNewswire/ -- Blue Safari Group Acquisition Corp. (NASDAQ: BSGA, the “Company”), a special purpose acquisition company, announced today that it has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $575,000 (representing $0.10 per Class A ordinary share), in order to extend the period of time the Company has to complete a business combination (the “Combination Period”) for an additional three (3) month period, with the applicable deadline (the “Applicable Deadline) extended from September 14, 2022 to December 14, 2022. As previously disclosed, pursuant to the First Amendment to the Amended & Restated Agreement and Plan of Merger dated May 30, 2022 by and among the Company, Bitdeer Technologies Holding Company (“Bitdeer”) and other parties named therein, Bitdeer agreed to loan the Company an aggregate principal amount of $1.99 million in two tranches to fund any and all amounts required to extend the Combination Period for up to two (2) times for an additional three (3) months period each time. The loan bears no interest and is repayable only at the closing of a business combination by the Company. On September 6, 2022, the Company used $575,000 of the loan amount received to extend the Applicable Deadline to December 14, 2022.

About Blue Safari Group Acquisition Corp.

Blue Safari Group Acquisition Corp. is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Naphat Sirimongkolkasem

Blue Safari Group Acquisition Corp.

info@bluesafari.co